Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

ISSUANCE OF XIFAXAN® PATENT

RALEIGH, NC, May 18, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced the issuance of a patent, entitled “Polymorphous Forms of Rifaximin, Processes for Their Production and Use Thereof in the Medicinal Preparations”, by the United States Patent and Trademark Office. This patent, assigned patent number US 7,045,620, is believed to extend the patent coverage of the current form of rifaximin, which we market in the United States under the tradename XIFAXAN®, until May 22, 2024. Alfa Wassermann S.p.A., the patent owner, has licensed rights to rifaximin in the United States to Salix Pharmaceuticals. The patent is a composition of matter and process patent that covers several physical states of XIFAXAN.

“The issuance of this patent is an important component of our XIFAXAN Life Cycle Management program,” stated Carolyn Logan, President and Chief Executive Officer. “We continue to move forward with increased confidence in our efforts to discover, develop and commercialize XIFAXAN to its fullest potential.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg, VISICOL® Tablets, OSMOPREP™ Tablets, AZASAN®, Anusol-HC Cream® 2.5%, Anusol-HC® 25 mg Suppository, Proctocort® Cream 1% and Proctocort® Suppositories. MOVIPREP® and granulated mesalamine are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.